Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Rose Rock Midstream, L.P.

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 29, 2012, relating to the balance sheet of White Cliffs Pipeline, L.L.C. as of December 31, 2011 and the related statements of operations, changes in members’ equity and cash flows for the year then ended appearing in the Current Report on Form 8-K/A of Rose Rock Midstream, L.P. filed February 5, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

May 15, 2013